OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

505 PARK AVENUE

NEW YORK, NEW YORK 10022

(212) 753-7200

September 12, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C. 20549

Re: Datatec Systems, Inc.

Registration Statement on Form S-1

(Registration No. 333- )

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 filed on September 12, 2003 (Registration No. 333-___________) (the "Registration Statement"), filed with the Securities and Exchange Commission by Datatec Systems, Inc., a Delaware corporation (the "Company"). The Registration Statement relates to the resale by certain selling shareholders of an aggregate of 8,071,611 shares (the "Shares") of the Company's Common Stock, $.001 par value.

We advise you that we have examined original or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and shareholders of the Company, the Registration Statement, and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, (i) if previously issued, are duly authorized, legally issued, fully paid and non-assessable or (ii) if not yet issued, when issued, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.

We advise you that certain members of this firm are optionholders and shareholders of the Company. Robert H. Friedman, a member of our firm, is also a director of the Company.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP